Exhibit 99.1

Natus Medical Announces Record 2008 Second Quarter Financial Results

-- 62% Increase in Net Income Leads to Record Second Quarter Results

-- 2008 Guidance Increased

SAN CARLOS, Calif.--(BUSINESS WIRE)--Natus Medical Incorporated (Nasdaq:BABY) today announced financial results for the three and six months ended June 30, 2008.

For the second quarter ended June 30, 2008, revenue increased 41% to $39.9 million, compared to $28.3 million reported in the comparable quarter of the previous year. Net income increased 62% to $3.8 million, or $0.15 per diluted share, for the second quarter of 2008, compared with net income of $2.3 million, or $0.10 per share, for the second quarter of 2007.

For the six months ended June 30, 2008, the Company reported net income of $6.4 million, or $0.26 per diluted share, compared to net income of $3.8 million, or $0.17 per diluted share, for the comparable period in 2007. The results for the first six months of 2008 reflect increases in net income and earnings per share of 66% and 56%, respectively.

Jim Hawkins, President and Chief Executive Officer of the Company, said, “We had an excellent second quarter with outstanding results in all of our product areas. We are also very encouraged that our strong results were achieved in both the United States and in our international markets.

“We acquired Sonamed in May 2008 and have very quickly completed the integration of their operations into Natus. Sonamed, a manufacturer of hearing screening products, has a disposable supply model with high gross profits that is an ideal fit for Natus,” added Hawkins.

“In July 2008, we acquired the neurology business of Schwarzer GmbH, located in Munich, Germany. Schwarzer Neurology develops and markets EEG systems and disposable supplies used by medical practitioners to aid in the detection, diagnosis, and monitoring of neurologic disorders. With this acquisition, we now lead the market for diagnostic neurology systems in the German-speaking regions of Europe. We expect the results of both Sonamed and Schwarzer Neurology will be accretive to our earnings in 2008.

“Also in the second quarter we strengthened our balance sheet by completing two public offerings of our common stock, raising almost $100 million in new equity. As we exited the second quarter we had approximately $77 million in cash with minimal debt. This compares to cash of approximately $13 million and $36 million in debt as of the beginning of the quarter. I am pleased that we are able to maintain our annual earnings guidance for 2008 with only minimal adjustment, even with the significant dilution from these equity offerings. Our current strong cash position supports our strategy of identifying acquisitions and integrating businesses that will be accretive to our earnings," added Hawkins.

“I remain optimistic for our prospects in 2008 as we look to achieve our goal of 50% earnings growth. We continue to remain confident in our strategy of combining internal growth and accretive acquisitions to build a focused and highly profitable medical device company,” said Hawkins.

As of June 30, 2008 the Company had cash, cash equivalents, and short-term investments of $76.7 million, revolving and term debt of $3.7 million, stockholders' equity of approximately $223 million, and working capital of approximately $105 million. The Company raised approximately $99.5 million net of expenses in April and May 2008 in two separate public offerings of 885,500 and 4,600,000 shares, respectively, of its common stock.

2008 Guidance

Natus increased its revenue and earnings guidance for the full year 2008. For the full year 2008, the Company now expects revenue to range from $166 million to $169 million and earnings per share to range from $0.68 to $0.71. The Company had previously said revenue would range from $163 million to $164 million and earnings per share would range from $0.68 to $0.70.

Natus also announced revenue and earnings guidance for the third and fourth quarters of 2008.

For the third quarter of 2008, the Company expects revenue to range from $42.2 million to $43.2 million and earnings per share to range from $0.17 to $0.18. This compares to revenue of $28.8 million and earnings per share of $0.14 reported in the third quarter of 2007.

For the fourth quarter of 2008, the Company expects revenue to range from $47 million to $49 million and earnings per share to range from $0.25 to $0.27. This compares to revenue of $34.2 million dollars and earnings of per share of $0.12 reported in the fourth quarter of 2007. The Company reported non-GAAP earnings per share of $0.17 iin the fourth quarter of 2007. The Non-GAAP results for the fourth quarter of 2007 excluded acquisition related costs associated with the Company’s acquisition of Xltek on November 29, 2007.

In February 2008, the Company announced a restructuring of its North American operating units. These restructuring activities will result in increased costs during the first three quarters of 2008 with a reduction in operating costs beginning in the fourth quarter of 2008. The Company expects that the restructuring will result in an approximate $2.4 million annual cost reduction beginning in 2009.

The guidance is on a GAAP basis, including the impact of expensing employee equity-based compensation, however it does not include the impact of any one-time charges associated with the Schwarzer Neurology acquisition or future restructuring charges exclusive of those previously announced. All earnings per share amounts are on a diluted basis.

Conference Call

Natus has scheduled an investment-community conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today (8:00 a.m. Pacific Time). Individuals interested in listening to the conference call may do so by dialing (866) 770-7152 for domestic callers, or (617) 213-8066 for international callers, and entering reservation code 90484203. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (888) 286-8010 for domestic callers, or (617) 801-6888 for international callers, and entering reservation code 89306707.

The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments such as hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and newborn care. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, and software systems for managing and tracking disorders and diseases for public health laboratories.

Additional information about Natus Medical can be found at www.natus.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include, but are not limited to, statements regarding future revenue and earnings growth, and anticipated revenue and profitability for the third and fourth quarters and full year 2008. These statements relate to future events or Natus' future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, and risks associated with bringing new products to market and integrating acquired businesses. Natus disclaims any obligation to update information contained in any forward-looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2007, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June	June	June	June
	2008	2007	2008	2007

Revenue	$39,862	$28,260	$76,721	$55,313
Cost of revenue	15,374	10,151	29,379	20,326
Gross profit	24,488	18,109	47,342	34,987
Operating expenses:
Marketing and selling	9,180	6,900	19,056	13,395
Research and development	4,068	4,372	7,895	8,196
General and administrative	5,440	3,589	10,296	7,698
Total operating expenses	18,688	14,861	37,247	29,289
Income from operations	5,800	3,248	10,095	5,698
Other income/(expense):
Interest income	229	184	367	370
Interest expense	(241)	-	(786)	-
Other income, net	398	50	805	105
Total other income/(expense)	386	234	386	475
Income before provision for income tax	6,186	3,482	10,481	6,173

Provision for income tax	2,419	1,156	4,087	2,325
Net income (loss)	$3,767	$2,326	$6,394	$3,848
Earnings (loss) per share:
Basic	$0.16	$0.11	$0.28	$0.18
Diluted	$0.15	$0.10	$0.26	$0.17

Weighted-average shares used to compute
Basic earnings per share	24,248	21,584	23,000	21,525
Diluted earnings per share	25,514	22,830	24,253	22,783

CONTACT:
Natus Medical Incorporated
Steven J. Murphy, 650-802-0400
Chief Financial Officer
InvestorRelations@Natus.com